UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events
Item 8.01 Other Events

On May 10, 2006, PPL Southwest Generation Holdings, LLC ("PPL Southwest") and LS Power Generation II, LLC ("LS Power") entered into a Purchase and Sale Agreement relating to PPL Southwest’s sale to LS Power of its 50% ownership interest in the 600-megawatt Griffith power plant in Kingman, Arizona for $115 million in cash. PPL Southwest is an indirect, wholly owned subsidiary of PPL Energy Supply, LLC ("PPL Energy Supply"), which is an indirect, wholly owned subsidiary of PPL Corporation ("PPL").

The Griffith plant began commercial operation in January 2002 and was jointly owned by PPL Southwest and a subsidiary of Duke Energy Corporation. LS Power acquired Duke’s interest in the Griffith plant on May 4, 2006.

The transaction is subject to approval by the Federal Energy Regulatory Commission (the "FERC") and customary closing conditions. The closing of the transaction is scheduled for June 2006. However, PPL and PPL Energy Supply cannot predict with certainty whether or when the FERC will approve this transaction, or whether or when this transaction will be consummated.

PPL and PPL Energy Supply expect to record an unusual, non-cash charge related to this transaction of approximately $15 million (or $0.04 per share for PPL) after taxes in the second quarter of 2006. Proceeds of the sale are expected to be used to fund a portion of the companies’ capital expenditure requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: May 10, 2006